Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Stonebridge Acquisition Corp. on Form F-4 of our report dated March 28, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Stonebridge Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

730 Third Avenue, 11th Floor

New York, NY 10017

June 23, 2023